ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

TABLE OF CONTENTS
Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Balance Sheets	2

Statements of Income	3

Statements of Comprehensive Income	4

Statements of Changes in Stockholders’ Equity	5

Statements of Cash Flows	6-7

Notes to Financial Statements	8-23

Supplemental Schedules of Operating Expenses	24

Supplemental Schedules of Selected Financial Data	25

Moe O'Shaughnessy & Associates, P.S.
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Suite 4

Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2006 and 2005, and the related statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ MOE O’SHAUGHNESSY & ASSOCIATES, P.S.

February 16, 2007

427 W. Sinto Avenue, Ste. 200, Spokane, Washington 99201
Phone (509) 325-4900 Fax (509) 325-9345 E-Mail moaps@qwest.net

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
CURRENT ASSETS
Cash	$ 55,665	$ 11,100
Money Market investment	1,432,183	640,165
Certificates of deposit	630,000	449,613
Available-for-sale investments	-	921,029
Accounts Receivable, net of Allowance for doubtful accounts of $3,059 at 2006 and $1,685 at 2005	401,127	222,982
Inventory	582,915	485,257
Prepaid insurance	8,376	9,281
Prepaid expenses	20,228	22,704
Accrued interest	4,650	2,758

Total Current Assets	3,135,144	2,764,889

PROPERTY AND EQUIPMENT - NET	152,655	184,025

OTHER ASSETS - NET	5,852	25,067

DEFERRED INCOME TAX BENEFIT	26,200	20,600

	$3,319,851	$2,994,581

LIABILITIES AND STOCKHOLDERS' EQUITY

	2006	2005
CURRENT LIABILITIES
Accounts payable	$ 93,051	$ 41,377
Refundable deposits	67	72
Accrued payroll and bonus	37,706	22,855
Accrued payroll and other taxes	10,527	7,569
Accrued vacation pay	28,910	23,685
Income tax payable	140,090	80,579

Total Current Liabilities	310,351	176,137

DEFERRED INCOME TAXES	50,500	59,300

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock - $.001 par value 50,000,000 shares authorized, 5,153,667 and 5,148,667 issued and outstanding at 2006 and 2005, respectively	5,154	5,149
Additional paid-in capital	974,466	966,184
Retained earnings	1,979,380	1,804,828
Accumulated other comprehensive loss	-	(17,017)
	2,959,000	2,759,144
	$3,319,851	$2,994,581

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
SALES - NET	$2,617,810	$2,417,700	$2,416,625

COST OF SALES	1,018,798	1,112,683	1,083,848

GROSS PROFIT	1,599,012	1,305,017	1,332,777

OPERATING EXPENSES	1,282,761	1,140,174	1,089,396

OPERATING INCOME	316,251	164,843	243,381

OTHER INCOME
Interest income	48,310	42,806	23,508
Other income (expense)	(21,547)	(32,892)	(6,763)
	26,763	9,914	16,745

INCOME BEFORE INCOME TAXES	343,014	174,757	260,126
PROVISION FOR FEDERAL INCOME TAXES	116,925	61,694	85,306
NET INCOME	$ 226,089	$ 113,063	$ 174,820

BASIC EARNINGS PER SHARE	$ 0.04	$ 0.02	$ 0.03
DILUTED EARNINGS PER SHARE	$ 0.04	$ 0.02	$ 0.03

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
NET INCOME	$226,089	$113,063	$174,820

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	-	(8,948)	(9,622)
Income tax benefit related to other comprehensive loss	-	3,043	3,272
Other comprehensive loss, net	-	(5,905)	(6,350)
COMPREHENSIVE INCOME	$226,089	$107,158	$168,470

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
BALANCE AT JANUARY 1, 2004	5,098,667	$ 5,099	$945,734	$1,619,419	$ (9,474)	$2,560,778
STOCK OPTIONS EXERCISED	50,000	50	20,450	-	-	20,500
COMPREHENSIVE INCOME:
Net income December 31, 2004	-	-	-	174,820	-	174,820
Unrealized loss on securities-net	-	-	-	-	(6,350)	(6,350)
CASH DIVIDEND	-	-	-	(50,987)	-	(50,987)
	5,148,667	5,149	966,184	1,743,252	(15,824)	2,698,761
COMPREHENSIVE INCOME:
Net income December 31, 2005	-	-	-	113,063	-	113,063
Unrealized loss on securities-net	-	-	-	-	(5,905)	(5,905)
Less reclassification adjustment included in income	-	-	-	-	4,712	4,712
CASH DIVIDEND	-	-	-	(51,487)	-	(51,487)
	5,148,667	5,149	966,184	1,804,828	(17,017)	2,759,144
STOCK OPTIONS EXERCISED	5,000	5	1,995	-	-	2,000
COMPREHENSIVE INCOME:
Net income	-	-	-	226,089	-	226,089
Less reclassification adjustment included in net income	-	-	-	17,017	-	17,017
SHARE-BASED COMPENSATION	-	-	6,287	-	-	6,287
CASH DIVIDEND	-	-	-	(51,537)	-	(51,537)
BALANCE AT DECEMBER 31, 2006	5,153,667	$ 5,154	$974,466	$1,979,380	$ -	$2,959,000

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 226,089	$ 113,063	$ 174,820
Non-cash expenses included in income:

Depreciation
	59,401	71,031	65,370
Amortization
	1,433	2,851	4,257
Allowance for doubtful accounts
	1,374	(199)	(269)
Deferred income taxes
	(14,400)	(19,500)	13,400
Loss on disposition of assets
	94	16,468	3
Realized loss on sale of investments
	19,343	7,140	-
Share-based compensation
	6,287	-	-
Decrease (increase) in current assets:
Accounts receivable, net
	(179,519)	34,297	28,161
Inventory
	(97,658)	119,902	(93,187)
Other current assets
	1,489	(22,165)	(620)
Prepaid federal income tax
	-	-	29,433
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities
	74,703	(74,276)	(32,677)
Federal income taxes payable
	50,746	41,993	42,473
Net Cash From Operating Activities	149,382	290,605	231,164
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and long term prepaids
	17,782	(23,294)	18,605
Purchase of investments and certificates of deposit (CD)
	(1,572,000)	(990,000)	(12,750)
Proceeds from sale of investments and CD
	2,319,081	955,028	-
Additions to property and equipment
	(28,125)	(18,067)	(96,155)
Net Cash From Investing Activities
	736,738	(76,333)	(90,300)
CASH FLOWS FROM FINANCING ACTIVITIES
Stock options exercised
	2,000	-	20,500
Cash dividend
	(51,537)	(51,487)	(50,987)
Net Cash From Financing Activities	$ (49,537)	$ (51,487)	$ (30,487)
(continued)

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
NET INCREASE IN CASH AND EQUIVALENTS	$ 836,583	$ 162,785	$ 110,377

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	651,265	488,480	378,103

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,487,848	$ 651,265	$ 488,480

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$ 80,798	$ 39,201	$ -

Cash and cash equivalents:
Cash	$ 55,665	$ 11,100	$ 11,100
Money market	1,432,183	640,165	477,380
	$1,487,848	$ 651,265	$ 488,480
(concluded)

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables.

The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer. Provision for certain sales incentives and discounts to customers are accounted for as reductions in sales in the period the related sales are recorded. Products sold to foreign customers are shipped after payment is received in U.S. funds, unless an established distributor relationship exists or the customer is a foreign branch of a U.S. company.

Revenues from site support and engineering services are recognized as the Company performs the services. Amounts billed and collected before the services are performed are included in deferred revenues. Revenue is recognized based upon proportional performance when the contract contains performance milestones.

Due to the specialized nature of the products sold, the Company does not generally sell its products with the right of return; therefore returns are reported when they occur.

The Company warrants its products as free of manufacturing defects and provides a refund of the purchase price, repair or replacement of the product for a period of one year from the date of installation by the first user/customer. No allowance for estimated warranty repairs or product returns has been recorded.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $3,059 and $1,685 as of December 31, 2006 and 2005, respectively. The Company’s policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

Accounts receivable include $74,222 of amounts due which are over ninety days past due at December 31, 2006.

Inventory

Inventories are stated at lower of direct cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years. The patent was fully amortized at December 31, 2006.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholders' equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

At December 31, 2006, all available-for-sale investments had been liquidated resulting in a realized loss of $19,343.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Certificates of deposit with original maturities ranging from three months to six months were purchased for $630,000, at December 31, 2006.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years. All software costs were fully amortized at December 31, 2006.

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2006, 2005, and 2004, were $401,572, $280,052, and $306,949, respectively.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2006, 2005, and 2004, were $17,558, $12,679, and $17,160, respectively.

Comprehensive Income

Comprehensive income consists of net income and unrealized losses on marketable equity investments.

Reclassifications

Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Share-Based Compensation

Effective January 1, 2006, the Company adopted SFAS 123R, a revision of SFAS 123, "share-based payment". SFAS 123R requires all share-based payments to employees, including grants of employee stock options, be measured at fair value and expensed in the statement of operations over the service period. See Note 7 for additional information. In addition to the recognition of expense in the financial statements, under SFAS 123R, any excess tax benefits received upon exercise of options will be presented as a financing activity inflow rather than an adjustment of operating activity as presented in prior years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN48), which is effective for fiscal years beginning after December 31, 2006. The purpose of FIN48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with FAS 109, "Accounting for Income Taxes". The cumulative effect of applying the provisions of this interpretation are required to be reported separately as an adjustment to the opening balance of retained earnings in the year of adoption. The Company is in the process of reviewing and evaluating FIN48, but does not believe that its adoption will have a material impact on the financial statements.

2.     Inventories

        Inventories consisted of the following:

	2006	2005
Parts	$255,793	$293,077
Work in progress	108,162	14,518
Finished goods	218,960	177,662
	$582,195	$485,257

3.     Property and Equipment

        Property and equipment consisted of the following:

	2006	2005
Laboratory equipment	$504,651	$478,715
Furniture and fixtures	16,398	16,503
Dies and molds	103,418	103,418
	624,467	598,636
Accumulated depreciation	(471,812)	(414,611)
	$152,655	$184,025

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4.     Other Assets

        Other assets consisted of the following:

	2006	2005
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
	88,180	88,180
Accumulated amortization	(88,180)	(86,747)
	-	1,433
Deposits	340	340
Prepaid expense - long term	5,512	23,294
	$ 5,852	$ 25,067

5.     Provision For Income Taxes

        The Company uses the asset and liability approach in accounting for income taxes.

        The provision for federal income taxes consisted of:

	2006	2005	2004
Current	$140,090	$ 80,579	$ 68,634
Deferred	(23,165)	(18,885)	16,672
Provision for federal income taxes	$116,925	$ 61,694	$ 85,306

        The components of deferred tax assets and liabilities at December 31, were as follows:

	2006	2005	2004
Deferred tax assets:
Accrued liabilities	$ 9,800	$ 8,000	$ 7,700
Inventory adjustment	3,400	-	-
Unrealized loss on investments	-	8,800	8,200
Capital loss carry forward	9,800	3,200	800
Other	3,200	600	600
Total	$ 26,200	$ 20,600	$ 17,300
Deferred tax liabilities:
Depreciable property	$ 50,500	$ 59,300	$ 75,500
Total	$ 50,500	$ 59,300	$ 75,500

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5.    Provision For Income Taxes - (Continued)

       The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

	2006	2005	2004
Amount computed using the statutory rate	$140,090	$80,579	$68,634
Increase(decrease) in deferred tax (assets) liabilities	(14,400)	(19,500)	13,400
Income tax benefit - unrealized loss on securities	-	3,043	3,272
Decrease in deferred tax asset - reclassification adjustment accumulated other comprehensive loss	(8,765)	(2,428)	-
Provision for federal income taxes	$116,925	$61,694	$85,306

6.       Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement. However, on or at January 1, 2006, the Company adopted a four percent salary matching provision. The Company contributed $23,758 to the plan at December 31, 2006.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7.    Share-Based Compensation

Effective for January 1, 2006, the Company adopted SFAS 123R using the modified prospective transition method. The Company previously accounted for these plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25), and related interpretations and disclosure requirements established by SFAS 123, "Accounting for Stock-Based Compensation".

The Company grants stock options to individual employees and directors with three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

The fair value of each option award is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in:

	2006	2005 (Pro Forma)	2004 (Pro Forma)
Dividend yield	1.43%	1.25%	1.15%
Expected volatility	49%	63%	65%
Risk-free interest rate	4.67%	3.65%	2.25%
Expected term (in years)	3	3	3
Estimated fair value per option granted	$0.25	$0.34	$0.41

The average risk-free interest rate is based on the three-year U.S. Treasury Bond rate in effect as of the grant date. The expected volatility is determined using a weighted average of weekly historical volatility of the stock price over a period of one year prior to the grant dates. The Company uses historical data to estimate option exercise rates. The option exercise rate for option grants in 2006 was twelve percent.

In the year ended December 31, 2006, the Company recognized $6,287 in share-based compensation expense. No non-vested share-based compensation arrangements existed as of December 31, 2006.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7.    Share-Based Compensation - (Continued)

In years ended December 31, 2005 and 2004, the Company adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation expense had been recognized for the stock option plan. Had compensation expense for the Company’s stock option plan been determined, based on the fair value at the grant date for awards, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

	2006	2005	2004
Net earnings as reported	$226,089	$113,063	$174,820
Share-based compensation as reported	6,287	-	-
Net earnings (loss) pro forma	129,633	(23,486)	18,434
Earnings per share – as reported	0.04	0.02	0.03
Earnings per share – pro forma	0.03	(0.01)	0.01

No material earnings (loss) per share difference exists between basic earnings (loss) per share and diluted earnings (loss) per share.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7.     Share-Based Compensation - (Continued)

        A summary of option activity follows:

	Number Out- standing	Weighted-Average Exercise Price per share	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance at 12/31/03	530,000	$0.42	1.1	$ 79,700
Granted	195,000	0.80
Exercised	(50,000)	0.41
Canceled	(170,000)	0.44
Balance at 12/31/04	505,000	0.56	1.1	105,400
Granted	195,000	0.78
Exercised	-	-
Canceled	(155,000)	0.40
Balance at 12/31/05	545,000	0.68	1.1	31,000
Granted	215,000	0.68
Exercised	(5,000)	0.40
Canceled	(195,000)	0.48
Balance at 12/31/06	560,000	0.72	1.1	-
Exercisable at 12/31/06	560,000	0.72	1.1	-

The aggregate intrinsic value in the table above is before applicable income taxes and represents the amount optionees would have received if all options had been exercised on the last day of the period indicated, based on the Company’s adjusted closing stock price.

8.     Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000. The Company has accrued contributions for the years 2006, 2005, and 2004, of $31,998, $17,370, and $24,794, respectively.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9.     Earnings Per Share

        The following table represents the calculation of net earnings per common share - basic and diluted:

	2006	2005	2004
Net income	$ 226,089	$ 113,063	$ 174,820
Basic earnings per share:
Weighted average shares outstanding	5,152,968	5,148,667	5,104,678
Diluted earnings per share:
Weighted average shares outstanding	5,152,968	5,148,667	5,104,678
Incremental shares from assumed conversion of stock options	12,378	75,137	167,933
Weighted average shares outstanding	5,165,346	5,223,804	5,272,611
Net earnings per common share-basic	$ 0.04	$ 0.02	$ 0.03
Net earnings per common share-diluted	$ 0.04	$ 0.02	$ 0.03

10.   Leases

The Company leases its facilities from a port authority, under beneficial terms, for $3,263 monthly for three years, expiring in September 2008, with annual increases based upon the Consumer Price Index. The lease expense for the years ended December 31, 2006, 2005,and 2004 was $39,672, $34,446 and $31,200, respectively.

        Future minimum lease payments required under the above operating lease for the years ending December 31, follows:

2007	$41,733
2008	32,459
$74,192

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11.   Related Party Transactions

For the years ended December 31, 2006, 2005, and 2004; services in the amount of $152,520, $146,421, and $164,279, respectively, were contracted with a manufacturing process company, Manufacturing Services, Inc., of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc. Accounts payable include $7,693 of payables to Manufacturing Services, Inc., at December 31, 2006.

12.   Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The   components provided by the suppliers could be replaced or substituted by other products. It is possible that if this action became       necessary, an interruption of production and/or material cost expenditures could take place.

13.   Segment Reporting

Segment information is prepared on the same basis that the Company’s management reviews financial information for operational decision making purposes. Electronic Systems Technology, Inc., has two reportable segments, domestic and foreign, based on the geographic location of the customers. Both segments sell radio modem products (requiring an FCC license or license free Ethernet products), related accessories for radio modem products for industrial automation projects, and mobile data computer products. The foreign segment sells the Company’s products and services outside the United States.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13.   Segment Reporting - (Continued)

Domestic customers represent approximately eighty-one percent of total net revenues. Foreign customers represent approximately nineteen percent of total net revenues. One individual customer comprised more than ten percent of sales revenue. Revenues from foreign countries consist primarily of revenues from Canada, Mexico, and South American countries.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies, Note 1. Management evaluates performance based on net revenues and operating expenses. Administrative functions such as finance and information systems are centralized. However, where applicable, portions of the administrative function expenses are allocated between the operating segments. The operating segments share the same manufacturing and distributing facilities. Costs of operating the manufacturing plant, equipment, inventory, and accounts receivable are allocated directly to each segment.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13.   Segment Reporting - (Continued)

        Summary financial information for the two reportable segments is as follows:

	Domestic	Foreign	Unallocated Corporate	Total
2006
Total net revenues	$2,149,021	$517,099	$ -	$2,666,120
Earnings/loss before tax	427,513	189,327	(273,826)	343,014
Depreciation/amortization	58,610	-	2,224	60,834
Identifiable assets	498,439	48,055	2,773,357	3,319,851
Net capital expenditures	27,525	-	600	28,125

2005
Total net revenues	$2,001,143	$459,363	$ -	$2,460,506
Earnings/loss before tax	225,967	169,632	(220,842)	174,757
Depreciation/amortization	71,023	-	2,859	73,882
Identifiable assets	394,196	3,930	2,596,455	2,994,581
Net capital expenditures	18,067	-	-	18,067

2004
Total net revenues	$1,932,642	$507,491	$ -	$2,440,133
Earnings/loss before tax	261,378	220,238	(221,490)	260,126
Depreciation/amortization	67,247	-	2,380	69,627
Identifiable assets	471,674	27,144	2,226,398	2,725,216
Net capital expenditures	88,628	-	7,527	96,155

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

	2006	2005	2004
Advertising	$ 17,558	$ 12,679	$ 17,160
Amortization	1,433	2,851	4,257
Bad Debt	5,059	5,116	-
Commissions-sales	4,144	5,291	6,706
Dues and subscriptions	1,740	3,329	3,583
Depreciation	59,401	71,031	65,370
Insurance	13,618	14,764	14,263
Materials and supplies	49,850	25,789	31,920
Office and administration	13,253	13,127	13,001
Printing	8,543	8,898	6,839
Professional services	191,817	100,785	96,039
Rent and utilities	53,751	44,072	39,170
Repair and maintenance	17,533	16,435	24,774
Salaries	822,995	835,178	810,901
Taxes	189,204	194,849	175,830
Telephone	12,935	15,161	12,845
Trade shows	46,527	41,071	40,075
Travel expenses	85,145	119,278	91,879
	1,594,506	1,529,704	1,454,612
Expenses allocated to cost of sales	(311,745)	(389,530)	(365,216)
	$1,282,761	$1,140,174	$1,089,396

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005, 2004, 2003 AND 2002

	2006	2005	2004	2003	2002
Sales - net	$2,617,810	$2,417,700	$2,416,625	$2,209,841	$2,050,221
Gross profit	1,599,012	1,305,017	1,332,777	1,158,444	1,076,593
Income before provision for income taxes	343,014	174,757	260,126	173,901	327,617
Provision for income taxes	116,925	61,694	85,306	50,895	114,041
Net income (loss)	226,089	113,063	174,820	123,006	213,576
Other comprehensive loss, net of tax	-	(5,905)	(6,350)	(5,465)	(4,182)
Comprehensive income (loss)	226,089	107,158	168,470	117,541	209,394
Net income per share - basic	0.04	0.02	0.03	0.02	0.04
Weighted average number of shares outstanding	5,152,968	5,148,667	5,104,678	5,098,667	5,098,667
Total assets	3,319,851	2,994,581	2,983,296	2,822,689	2,742,170
Stockholders’ equity	2,959,000	2,759,144	2,698,761	2,560,778	2,519,544
Stockholders’ equity per share	0.57	0.54	0.53	0.50	0.49
Working capital	2,824,793	2,588,752	2,498,881	2,355,418	2,351,155
Current ratio	10.1:1	15.7:1	13.0:1	12.6:1	13.2:1
Equity to total assets	89%	92%	90%	91%	92%